Exhibit 99.1
News Release

Triton Container International Limited and TAL International Group, Inc. Complete Combination to Form Triton International Limited

Combination Creates the World’s Largest, Most Capable and Most Efficient Intermodal Container Leasing Company
PURCHASE, N.Y. - July 12, 2016 -- Triton Container International Limited (“Triton”) and TAL International Group, Inc. (NYSE: TAL) (“TAL”) announced today that they have completed their combination to form Triton International Limited (NYSE: TRTN) (“TIL”). TIL is the world’s largest, most capable and most efficient lessor of intermodal freight containers. With a combined container fleet of nearly five million twenty-foot equivalent units (TEU), revenue earning assets of $8.7 billion and an estimated global market share of 25%, TIL serves virtually every major shipping line in the world. The newly formed company expects to achieve $40 million in annual cost synergies.
Following the approval of the transaction earlier today at a special meeting of TAL stockholders and the closing of the transaction, shares of TAL common stock will cease trading on the New York Stock Exchange prior to the opening of the market tomorrow. Triton International Limited will begin trading tomorrow, July 13, 2016, on the New York Stock Exchange.
In accordance with the terms of the transaction agreement, Triton shareholders own approximately 55% of the equity of the combined company and TAL stockholders own approximately 45%. TAL stockholders became entitled to receive one common share of TIL for each share of TAL stock owned upon the closing of the merger.
Brian Sondey, Chairman and Chief Executive Officer, TIL, stated, “We are pleased to close this transformational transaction and look forward to capitalizing on the significant operating and financial benefits of the combination to provide an unmatched level of service to our customers and create long-term value for our shareholders.”
About Triton International Limited
Triton International Limited (“TIL”) (NYSE: TRTN) was created by the merger of Triton Container International Limited and TAL International Group, Inc. TIL is the world’s largest lessor of intermodal freight containers and chassis. With a container fleet of nearly five million twenty-foot equivalent units (TEU), TIL’s global operations include acquisition, leasing, re-leasing and subsequent sale of multiple types of intermodal containers and chassis.
Important Cautionary Information Regarding Forward-Looking Statements
Certain statements included in this communication are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “may,” “should,” “would,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “seem,” “seek,” “continue,” “future,” “will,” “expect,” “outlook” or other similar words, phrases or expressions. These forward-looking statements include statements regarding our views, estimates, plans and outlook, industry, future events, the transaction between Triton and TAL, the estimated or anticipated future results and benefits of Triton and TAL following the transaction, including estimated synergies, future opportunities for the combined company, and other statements that are not historical facts. These statements are based on the current expectations of TIL management and are not predictions of actual performance. These statements are subject to a number of risks and uncertainties regarding TIL’s businesses and the transaction, and actual results may differ materially. These risks and uncertainties include, but are not limited to, changes in the business environment in which TIL operates, including inflation and interest rates, and general financial, economic, regulatory and political conditions affecting the industry in which TIL operates; changes in taxes, governmental laws, and regulations; competitive product and pricing activity; difficulties of managing growth profitably; the loss of one or more members of TIL’s management team; failure to realize the anticipated benefits of the transaction, including a delay or difficulty in integrating the businesses of Triton and TAL; uncertainty as to the long-term value of TIL common shares; the expected amount and timing of cost savings and operating synergies; and those discussed in TAL’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2015 under the heading “Risk Factors,” as updated from time to time by TAL’s and TIL’s Quarterly Reports on Form 10-Q and other documents of TAL and TIL on file with the SEC and in the registration statement on Form S-4 that was filed with the SEC by TIL. There may be additional risks that neither TIL presently knows or that TIL currently believes are immaterial which could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements provide TIL’s expectations, plans or forecasts of future events and views as of the date of this communication. TIL anticipates that subsequent events and developments will cause TIL’s assessments to change. However, while TIL may elect to update these forward-looking statements at some point in the future, TIL specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing TIL’s assessments as of any date subsequent to the date of this communication.

Contacts:

Triton International Limited	Investor Relations and Media Contacts:
Investors:	The IGB Group
John Burns, (914) 697-2900	Leon Berman, (212) 477-8438
Senior Vice President & Chief Financial Officer	lberman@igbir.com